UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report:  May 9, 2018

Elah Holdings, Inc.

Delaware	001-08007	46-3783818
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 Park East Drive, Suite 300 Beachwood, OH 44122
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

REAL INDUSTRY, INC.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 of this Current Report on Form 8-K regarding the Rights Agreement Amendment, Indemnification Agreement, SPA, Stockholders Agreement, Registration Rights Agreement, Oaktree Stockholders Agreement, and Commitment Letter (each as defined below) is incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

The information set forth below in Item 1.03 of this Current Report on Form 8-K regarding the termination of the DIP Loan Documents (as defined below) is incorporated herein by reference.

Item 1.03  Bankruptcy or Receivership.

As previously disclosed, on November 17, 2017, Real Industry, Inc. (the “Company”), Real Alloy Intermediate Holding, LLC (“RAIH”), Real Alloy Holding, Inc. (“Real Alloy”) and certain of Real Alloy’s wholly-owned U.S. subsidiaries (collectively with RAIH and Real Alloy, the “Real Alloy Debtors,” and the Real Alloy Debtors with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 cases are being jointly administered under the caption “In re Real Industry, Inc., et al.”, Case No. 17-12464, in the Bankruptcy Court (the “Chapter 11 Proceedings”). The Real Alloy Debtors continue to operate their business and manage their properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions and orders of the Bankruptcy Code.

Also as previously disclosed, on March 28, 2018, the Real Alloy Debtors agreed to sell all their assets, including their equity interests in the non-debtor Real Alloy subsidiaries (the “Real Alloy Sale”) pursuant to an Asset Purchase Agreement, by and among RA Acquisition Purchaser LLC (the “Real Alloy Purchaser”), an entity formed at the direction of an ad hoc group of the Real Alloy Debtors’ secured noteholders, and each of the Real Alloy Debtors. The Bankruptcy Court approved the Real Alloy Sale on March 29, 2018, upon the close of which Real Industry will no longer have any economic interest in the Real Alloy business operations, including the operations of the non-debtor Real Alloy subsidiaries. The Real Alloy Sale is expected to be consummated in the second quarter of 2018. Concurrent with such closing, Real Industry expects to enter into a services agreement with the Real Alloy Purchaser, such that after the Real Alloy Sale, Real Alloy personnel will continue to provide limited assistance to Real Industry for certain administrative activities.

Effectiveness of Plan of Reorganization

Also as previously disclosed, on May 2, 2018, the Bankruptcy Court entered an order (“Confirmation Order”) confirming the Company’s amended plan of reorganization (“Confirmed RI Plan”).  The Company provided a summary of the material terms of the Confirmed RI Plan in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 4, 2018. The Confirmation Order was subject to a stay that expired at 12:01 a.m. on May 9, 2018. The board of directors of the Company (the “RI Board”) set the effective date of the RI Plan (the “Effective Date”) as May 9, 2018.

On May 8, 2018, the Company filed a revised version of the Confirmed RI Plan (“RI Plan”) in order to clarify a provision regarding the terms of the appointment of the members of the board of directors (“Reorganized Board”) of the Company following the effective date (the “Reorganized Company”).  All of the closing conditions under the RI Plan have been met and the transactions described in the RI Plan have been substantially consummated as of the Effective Date.  The foregoing description of the RI Plan does not purport to be complete and is qualified in its entirety by reference to the RI Plan filed as Exhibit 2.2 hereto and incorporated herein by reference.

Changes in Board of Directors, Organizational Documents and Rights Agreement

As provided in the RI Plan and as discussed more fully in Item 5.02, with the effectiveness of the RI Plan, each of the members of the RI Board resigned, the size of the Reorganized Board was set at five (5) members, and the appointment of the five members of the Reorganized Board became effective.

Further, as provided in the RI Plan and as discussed more fully in Item 5.03, as of the Effective Date, the Reorganized Company adopted the Third Amended and Restated Certificate of Incorporation (the “Updated Charter”), which contained an updated  Certificate of Designation (the “Updated Designation”) for its Series A Junior Participating Preferred Stock (“Series A

Preferred Stock”), and Fourth Amended and Restated Bylaws (the “Updated Bylaws”) and cancelled the existing common stock and Series B Preferred Stock via a Certificate of Elimination. Included in the Updated Charter was a change of the Company’s name to “Elah Holdings, Inc.” and a reduction of the Company’s authorized capital stock to 2,500,000 shares, with 2,450,000 designated as common stock, par value $0.001 (“New Common Stock”) and 50,000 shares designated as preferred stock. Of the preferred stock, 5,000 shares have been designated as Series A Preferred Stock.  In total, approximately 738,925 shares of New Common Stock are being issued as of the Effective Date of the RI Plan, as described more fully below.  The Updated Charter, Updated Designation and Certificate of Elimination have been filed with the Secretary of State of Delaware. The information set forth below in Item 5.03 of this Current Report on Form 8-K regarding such Updated Charter, Updated Designation, Updated Bylaws, and Certificate of Elimination is incorporated herein by reference.

In connection with the Updated Charter and Updated Designation, as well as the requirements of the SPA and Stockholders Agreement, as of the Effective Date, the Company amended its previously disclosed Amended and Restated Rights Agreement, dated as of November 2, 2017 (the “Rights Agreement”), with its rights agent Computershare (the “Rights Agreement Amendment”). The Rights Agreement Amendment amends the Rights Agreement to provide for one Right (as defined in the Rights Agreement) per share of New Common Stock, rather than the prior ten Rights per share of Old Common Stock (such ratio was set due to a prior reverse stock split) and to provide that (i) 210 Capital, LLC, GSAM Investors (as defined below), and their respective affiliates, and (ii) for so long as they shall not acquire additional shares of New Common Stock (other than shares of New Common Stock issued to Aleris Corporation (“Aleris”) pursuant to the RI Plan), Aleris, its majority stockholder Oaktree Capital Management, L.P.(“Oaktree”), and their respective affiliates shall not be deemed an Acquiring Person (as defined in the Rights Agreement) that would trigger the protective provisions of the Rights Agreement. The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment filed as Exhibit 4.1 hereto and incorporated herein by reference.

Revised Form of Indemnification Agreement

As provided in the RI Plan, on the Effective Date, the Reorganized Company adopted a new form of Indemnification Agreement (the “Form of Indemnification Agreement”) for its directors and officers. Under the terms of the Form of Indemnification Agreement, the Reorganized Company, among other things, will indemnify each director and officer for certain losses or expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding (other than certain proceedings against the Reorganized Company or securities laws claims), including any action by or in the Reorganized Company’s right, arising out of the person’s services as the Reorganized Company’s director or officer or any other company or enterprise, including the Reorganized Company’s subsidiaries, to which the person provides services at the Reorganized Company’s request.  The Reorganized Company intends to enter into the Form of Indemnification Agreement with each of its directors and officers.

The foregoing description of the Form of Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference, and replaces the form of Indemnification Agreement previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 7, 2017.

Stock Issuances to Common Stockholders and Aleris

As previously disclosed, with the effectiveness of the RI Plan, the holders of the Company’s common stock that are outstanding prior to the Effective Date (the “Old Common Stock”) are receiving their pro rata share of 20% of the outstanding shares of New Common Stock as of the Effective Date, or an approximate 148,000 shares of New Common Stock in the aggregate. For the holders of the Old Common Stock under the RI Plan, as of the Effective Date, one share of New Common Stock is being issued for 200 shares of Old Common Stock, with no fractional shares issued or cash in lieu paid, and shares rounded up at 0.51 and higher and down from 0.50 and lower.

Further, Aleris, the holder of the Company’s Series B Non-Participating Preferred Stock (the “Series B Preferred Stock”) has, in addition to its $2 million cash payment by the Company pursuant to the RI Plan, been issued shares of New Common Stock in an amount equal to 31% of the outstanding shares of New Common Stock as of the Effective Date (approximately 229,000 shares) in exchange for such Series B Preferred Stock.

As of the Effective Date, as previously disclosed, existing warrants to purchase shares of common stock are cancelled and such warrantholders shall receive $0.09 per warrant in cash.  All option contracts, other warrant interests and other equity interests not already exercised, converted or exchanged for the Common Stock are otherwise terminated pursuant to the RI Plan as of the Effective Date.

Securities Purchase Agreement; Registration Rights Agreement

As previously disclosed and as provided in the RI Plan, as of the Effective Date, the Reorganized Company has entered into a Securities Purchase Agreement (the “SPA”) with 210/RELY Partners, LP (an affiliate of 210 Capital LLC; the “210 Investor”) and Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, and Goldman Sachs Middle Market Lending Corp. (the Goldman Sachs entities, collectively, the “GSAM Investors”, and with the 210 Investor, the “SPA Investors”). Under the SPA, the Reorganized Company has issued the number of shares, in the aggregate, that is equal to 49% of the outstanding shares of New Common Stock (approximately 362,000 shares) for an aggregate purchase price of $17.5 million. The amount of outstanding principal and accrued and unpaid interest on the DIP Facility (as defined below) was applied against the aggregate purchase price and deemed paid in connection with the purchase, and the SPA Investors paid an aggregate cash amount of $12.0 million for the remaining portion of the purchase price. The 210 Investor has purchased approximately 181,000 shares, and Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, and Goldman Sachs Middle Market Lending Corp. have purchased approximately 46,000, 69,000 and 65,000 shares, respectively.

The proceeds of the sale of these shares of New Common Stock will fund payments to the Company’s creditors, fees and expenses incidental to the Company’s Chapter 11 Proceedings, the $2 million cash settlement to Aleris and going forward, the Reorganized Company’s operations and strategic activities.

The Reorganized Company has committed to the entry into the Form of Indemnification Agreement with each director and obtaining satisfactory directors and officers insurance policy. For so long as the SPA Investors collectively own 5% or more of the then outstanding common stock of the Reorganized Company, the SPA Investors or their affiliates have a right of reasonable access to the books, records, officers and finances of the Reorganized Company. Pursuant to the RI Plan, the Reorganized Company will  (i) continue its operating plan; (ii) deregister the Company’s common stock from reporting with the SEC as further discussed in Item 8.01 of this Current Report on Form 8-K, and (iii) terminate its equity ownership in Real Alloy on the earlier of the closing of the Real Alloy Sale or June 30, 2018.

In addition, the Reorganized Company, the 210 Investor, the GSAM Investors and Aleris entered into a Registration Rights Agreement, effective as of the Effective Date (the “Registration Rights Agreement”). The Registration Rights provides for customary obligations of the Reorganized Company to register the securities held by such investors, from and after an initial lock-up period of 60 months from the Effective Date as follows: the SPA Investors may have demand registration rights for so long as they own at least 10% of the securities owned by such parties to the Registration Rights Agreement and shares after-acquired by the SPA Investors (the “registrable securities”) or may make a request for the Reorganized Company to file a shelf registration statement; and the SPA Investors and Aleris have the right to “piggy-back” on other registration statements by the Company. In the event the Reorganized Company is conducting a public offering, Aleris and the SPA Investors have also agreed to a lock-up period which blocks transfers of New Common Stock for up to 180 days (a “public offering lock-up”). The Reorganized Company has committed to making information available in order to maintain the availability of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”). The obligations under the Registration Rights Agreement terminate when there has been an effective registration statement and the securities have been sold; the registrable securities are less than 5% of the then current New Common Stock shares outstanding and the shares may be sold under Rule 144; or when a particular investor no longer holds shares in excess of 5% of the then-current outstanding New Common Stock shares.

The foregoing descriptions of the SPA and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the SPA and Registration Rights Agreement, which are filed as Exhibit 2.1 and 4.2 to this Current Report on Form 8-K, and are incorporated herein by reference. The SPA has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Reorganized Company. The representations, warranties and covenants contained in the SPA were made only for purposes of the SPA and as of specified dates, were solely for the benefit of the parties to the SPA, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the SPA. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the SPA instead of establishing these matters as facts, may not be accurate or complete as of any specified date, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the SPA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Real Alloy Debtors or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the SPA, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Aleris/Oaktree Stockholder Agreements

The Reorganized Company has entered into a stockholders agreement (the “Stockholder Agreement”), effective as of the Effective Date, with Aleris, the 210 Investor and the GSAM Investors (collectively, the “Principal Investors”). Under the Stockholder Agreement, each of the Principal Investors has agreed to be subject to a lock-up provision restricting acquisitions, dispositions, and other transactions or activities that would result in such holder to be deemed to beneficially own more or fewer shares of New Common Stock (a “general lock-up”) for a period of 60 months from the Effective Date, or such earlier period because the Reorganized Company has released the Principal Investor, or as to Aleris alone, Aleris has made a full distribution of all of its New Common Stock to its stockholders pro rata (with any fractional shares so generated to be sold to the SPA Investor). Under the Stockholder Agreement, the Reorganized Company has confirmed authorization for such a distribution by Aleris and that such a transaction is exempt from the Updated Charter’s transfer restrictions and the Rights Agreement, as amended.

Aleris has also agreed, for a period of 60 months from the Effective Date or such earlier period until the Stockholder Agreement terminates as to it, to prevent (to the extent in its reasonable control) and not knowingly participate in any transaction with the result that would cause an owner shift under Section 382 of the Reorganized Company, excluding certain indirect transfers and transactions specifically approved by the Reorganized Board.  Aleris has agreed, during the period it owns New Common Stock, to provide updated information from time to time about its owners to permit the Reorganized Company to determine its 5% shareholders for purposes of Section 382, and to limit certain transactions and issuances. The Company has further agreed not to enter, consummate, amend or terminate any transaction or agreement between the Reorganized Company and any stockholder together with its affiliates owning more than 5% the outstanding New Common Stock (other than the Company with its own subsidiaries) without approval of a majority of the directors who are not appointed or otherwise affiliated with any stockholder that with its affiliates owns more than 20% of the stock (the “Related Party Approval”).

In connection with a potential distribution by Aleris of its New Common Stock, the Company, Oaktree and certain of Oaktree’s affiliates have entered into a Stockholders Agreement, as of the Effective Date (the “Oaktree Stockholders Agreement”), with similar provisions of the Stockholder Agreement, applied to Oaktree. Included is a provision pursuant to which the Reorganized Company permits Oaktree, upon a distribution of Aleris’ New Common Stock to Oaktree, to further distribute the New Common Stock to its direct and indirect owners pro rata and among certain affiliates, and exempts such transactions from the transfer restrictions in the Updated Charter or Rights Agreement.

For so long as Oaktree owns 5% or more of the then outstanding New Common Stock, (i) it has the right to name a director to the Reorganized Board (with the initial designee being Brian Laibow), (ii) it has agreed to be subject to a general lock-up provision for a period of 60 months from the Effective Date, and (iii) upon a public offering, it shall agree to a public offering lock-up for up to 180 days. Pursuant to the Oaktree Stockholder Agreement, the Reorganized Company has agreed to a Related Party Approval provision.

Oaktree and its affiliates who acquire its New Common Stock, have agreed to prevent (to the extent in its reasonable control) and not knowingly participate in any transaction with the result that would cause an owner shift under Section 382, excluding certain indirect transfers and transactions specifically approved by the Reorganized Board.  Oaktree and its relevant affiliates have agreed, during the period they own New Common Stock, to provide updated information from time to time about their owners to permit the Reorganized Company to determine its 5% shareholders for purposes of Section 382.

The foregoing descriptions of the Stockholder Agreement and Oaktree Stockholder Agreement do not purport to be complete and are qualified in their entirety by reference to the Stockholder Agreement and Oaktree Stockholder Agreement, which are filed as Exhibit 4.3 and 4.4 to this Current Report on Form 8-K, and are incorporated herein by reference.

Acquisition Commitment Facility Letter

As referenced in the SPA and in the supplemental materials filed with the Confirmed RI Plan with the Bankruptcy Court, and as a part of the previously referenced debtor-in-possession financing proposal, as of the Effective Date,  the Private Credit Group of Goldman Sachs Asset Management, L.P. on behalf of one or more of its managed funds or accounts (“GSAM”) issued the Reorganized Company a commitment letter to provide up to $500 million acquisition facility of senior secured term loans (the “Credit Facility”) for use to support the Reorganized Company’s acquisition strategy with one or more unidentified businesses following the Effective Date (the “Commitment Letter”), subject to the terms and conditions therein. Under the Commitment Letter, GSAM has committed to use commercially reasonable efforts to provide or arrange for a syndicate of financial institutions to provide the Credit Facility. GSAM will act as lead manager and bookrunner, and it or its affiliates or designees to act as administrative agent and collateral agent. Its consent will be required for participation by other agents, arrangers or bookrunners on such Credit Facility, and it has a right of first refusal to arrange debt or equity financing in connection with the Reorganized Company or its acquisition strategy on the same or preferred terms proposed by any third party. Provision of the Credit Facility is subject to terms and conditions customary for a commitment letter of this type, including definitive loan documentation. The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference

Termination of DIP Loan Documents

In connection with the Effective Date of the RI Plan and closing of the transactions under the SPA, all of the obligations of the Company, and its guarantor subsidiaries, and any other obligor/guarantor under the previously disclosed (i) Debtor-in-Possession Credit Agreement, dated as of January 24, 2018, by and among the Company, 210/RELY Capital, LP (as DIP Agent), and the DIP Lenders party thereto, (ii) Pledge and Security Agreement, dated as of January 24, 2018, by and between the Company and 210/RELY Capital, LP, (iii) Guaranty Agreement, dated as of January 24, 2018, by and among SGGH, LLC, Cosmedicine, LLC and 210/RELY Capital, LP and (iv) related instruments and agreements (collectively, (i) – (iv), the “DIP Loan Documents”) have been paid and satisfied in full and discharged with no further force or effect, other than those provisions therein that specifically survive termination, and the DIP Loan Documents are terminated.

Additional Information

As previously disclosed, the Company intends to deregister its common stock from reporting with the Securities and Exchange Commission (“SEC”) and expects to file a Form 15 with the SEC.   The Company expects that the common stock of the Reorganized Company will continue to trade on the Over the Counter Pink Sheets following the processing of the capitalization of the Reorganized Company by the Company’s transfer agent, FINRA, and the Depository Trust Company. The new CUSIP number for the New Common Stock is 29413L 105, and we expect to have a new ticker symbol. Also as previously disclosed, the Company anticipates there may be a period of time in which the Old Common Stock and New Common Stock may have suspended trading or trade on a very limited basis, while the administration of the new capitalization as set forth in the RI Plan is being implemented.

In addition, on May 9, 2018, the Company issued a press release announcing the effectiveness of the RI plan and its emergence from its Chapter 11 Proceedings, a copy of which is attached to this Item 1.03 as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.03 of this Current Report on Form 8-K regarding the SPA and the Aleris issuance of New Common Stock is incorporated herein by reference. Under the SPA, the SPA Investors purchased shares of New Common Stock in an aggregate amount equal to 49% of the outstanding shares of the New Common Stock as of the Effective Date for aggregate consideration of $17.5 million. These issuances to the SPA Investors were deemed exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption set forth in Section 4(a)(2) thereof.

As provided in the RI Plan, the holders of the Old Common Stock and allowed interests in the Old Common Stock have been issued shares of New Common Stock as of the Effective Date in an amount equal to 20% of the outstanding shares of the New Common Stock as of the Effective Date, and Aleris has been issued shares of New Common Stock in an amount equal to 31% of the outstanding shares of the New Common Stock as of the Effective Date as part of the consideration for its consent to the cancellation of its Series B Preferred Stock. The issuances of the New Common Stock to the holders of the Old Common Stock and Aleris was deemed exempt from registration under the 1933 Act, pursuant to Section 1145 of the Bankruptcy Code.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth above in Item 1.03 and below in Item 5.03 of this Current Report on Form 8-K regarding the Updated Charter, Updated Designation and Updated Bylaws, cancellation of the Series B Preferred Stock, Rights Agreement Amendment, Stockholders Agreement, and Oaktree Stockholders Agreement is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

As further described above in Item 1.03 and below in Item 5.02, pursuant to the RI Plan, as of the Effective Date, the Reorganized Company issued shares of New Common Stock as follows: (i) an aggregate 49% to the SPA Investors under the

SPA for aggregate consideration of $17.5 million, sourced from the contributed capital of the SPA Investors and (ii) 31% to Aleris under the RI Plan in exchange for the cancellation of and settlement of their interest in the Series B Preferred Stock and related accrued dividends, along with the Company’s payment of $2 million. Such issuances were in an aggregate amount equal to 80% of the outstanding shares of the New Common Stock as of the Effective Date.  Also pursuant to the RI Plan, as of the Effective Date, each member of the RI Board resigned, and each of the members of the Reorganized Board was appointed.

The foregoing stock issuances and changes in the RI Board and Reorganized Board were pursuant to the RI Plan and may be deemed to constitute a change in control of the Company.  However, the SPA Investors, Aleris and their affiliates should not be deemed to be acting in concert with respect to the control of the Company and such issuances were specifically approved by the Company, and exempted from the application of any transfer restrictions under the Company’s pre-Effective Date Bylaws and Updated Charter, as well as the Rights Agreement, as amended by the Rights Agreement Amendment, and the provisions of Section 203 of the Delaware General Corporation Law.  The SPA Investors, or their affiliates, were co-proponents of the RI Plan, and Aleris entered into a restructuring support agreement with the co-proponents to support the RI Plan.

As disclosed in Item 5.02 below, the Reorganized Board members were initially appointed in accordance with the terms of the RI Plan and the terms of the Oaktree Stockholders Agreement provide that Oaktree has the right to appoint one director to the Reorganized Board for as long as it and its affiliates own at least five percent of the New Common Stock.  The SPA Investors have entered into an agreement with Oaktree to allow Oaktree and its affiliates to elect to participate pro rata and on the same terms and conditions in the event that an SPA Investor proposes to makes a capital contribution in exchange for, or purchase of, equity securities of the Reorganized Company or a subsidiary.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Effective Date, all members of the RI Board prior to the Effective Date – William Hall, Peter Bynoe, Patrick Lamb and Joseph McIntosh – tendered their resignations from the Board, and any other role with the Company, other than Messrs. Hall and Lamb, who will continue their service on the boards of directors of the Real Alloy Debtors until the earlier of the closing of the Real Alloy Sale or June 30, 2018. These resignations were pursuant to the terms of the RI Plan and not as the result of a disagreement with the Company.

Pursuant to the RI Plan and effective as of the Effective Date, the RI Board approved the increase in size of the Reorganized Company’s Board to five  (5) members, accepted the aforementioned resignations from the RI Board members, and the following members of the Reorganized Board were appointed to the Reorganized Board in accordance with the RI Plan:

•	Class II, up for election in 2020: Robert Alpert and C. Clark Webb; and
•	Class III, up for election in 2021: Brian Laibow and Doug Tabor.

On the Effective Date, following their appointment to the Reorganized Board, these four members appointed Randolph Brown as an independent director in Class I, with a term to be eligible for election in 2019. The Reorganized Board also appointed Mr. Webb as Chairman of the Board.    It is expected that the committees of the Reorganized Board, the membership of each committee and the type and amount of compensation paid to directors shall be determined at the Board’s next meeting to be held after the Effective Date.

The Reorganized Board members were initially appointed in accordance with the terms of the RI Plan. The terms of the Oaktree Stockholders Agreement provide that for so long as affiliates of Oaktree own at least five percent of the New Common Stock, Oaktree has the right to appoint a director to the Reorganized Board.

Biographical Information

Robert H. Alpert. Mr. Alpert is the co-founder and principal of 210 Capital, LLC. He is also the Co-CEO and Chairman of the Board of P10 Holdings, Inc. and Chairman of the Board of Crossroads Systems, Inc. Prior to founding 210 Capital, LLC, Mr. Alpert was the founder and portfolio manager of Atlas Capital Management, LP, a long-short strategy investment adviser from October 1995 to September 2015. He was responsible for the investments and operations of Atlas. Mr. Alpert holds a BA from Princeton University (1987) and an MBA from Columbia University (1990). Mr. Alpert and his wife founded a private foundation, Covenant Charities, Inc, and he is currently on the Board of The Halftime Institute and Dallas Theological Seminary.

Randolph Brown. Mr. Brown is a Managing Director of Fortress Investment Group and was one of the founding partners of the firm’s Drawbridge Special Opportunities Fund which launched in August of 2002. Mr. Brown has been involved in corporate and real estate senior and mezzanine lending and the management of distressed corporate, commercial and real estate assets since 1984. Prior to joining Fortress Investment Group, Mr. Brown served as the Chairman and Chief Executive Officer of AMRESCO, Inc., a publicly traded finance company from 2000 to 2001, where he played a significant role in AMRESCO’s entry into the distressed portfolio acquisition arena. In 1996, he founded and served as the President of AMRESCO Commercial Finance, Inc., its business lending and specialized industries lending subsidiary. Mr. Brown was previously a Director at Nations Bank North Carolina where he was responsible for the management of problem commercial and real estate loans and assets in the Southeastern United States. Mr. Brown received a B.A. in Economics from Southern Methodist University. Mr. Brown has served on the boards of a variety of civic and philanthropic organizations and held numerous leadership positions.

Brian Laibow. Mr. Laibow is a Managing Director at Oaktree Capital Management, which he joined after graduating with an M.B.A. from Harvard Business School in 2006. Before attending Harvard, Mr. Laibow worked at Caltius Private Equity, a middle market LBO firm in Los Angeles. Mr. Laibow’s prior experience includes serving as Director of M&A and Corporate Strategy at EarthLink, Inc. and as a senior business analyst at McKinsey & Company. Mr. Laibow graduated magna cum laude with a B.A. degree in economics from Dartmouth College and studied economics at Oxford University.

Douglas K. Tabor. Mr. Tabor is the Founder/CEO of Airgroup/DFW, a Radiant Logistics Company that supports small to medium size manufacturers and Fortune 100 companies with cargo movement and project management by air, ocean, truck, and rail. Prior to his time in the freight forwarding business, Mr. Tabor was a multi-unit franchisee for Domino’s pizza in North

Texas and worked with a minority venture capital company that specialized in acquisitions, operations, and financial analysis. Mr. Tabor has a Bachelor of Business Administration from Dallas Baptist University, an M.B.A. with a concentration in International Business from Dallas Baptist University, and a Doctorate in Education from Inter American University. Mr. Tabor has served on the boards of a variety of civic and philanthropic organizations and held numerous leadership positions.

C. Clark Webb. Mr. Webb is Founder and Managing Member of P10 Capital Management, LLC, Co-CEO of P10 Holdings, Inc., and Co-Founder and Principal of 210 Capital, LLC. Previously, he was Co-Portfolio Manager of the Lafayette Street Fund, a multi-billion dollar opportunistic equity strategy, and a Partner at Select Equity Group, L.P. Mr. Webb graduated from Princeton University and serves on the Board of Trustees of Christian Union, as well as on the Board of Directors of Crossroads Systems, Inc. and P10 Holdings, Inc.

Transactions with Related Persons

Each of Messrs. Alpert and Webb are managers and principals in 210 Capital, LLC and its affiliates, which entities (i) have served as the DIP Agent and Lenders under the DIP Loan Documents, under which the lenders thereto in the aggregate provided a $5.5 million DIP credit facility (the “DIP Facility”), which bore interest at 11% per annum, (ii) have served as the co-proponents of the RI Plan, and (iii) are parties to the SPA under which 210/RELY Partners, LP have purchased 24.5% of the outstanding New Common Stock as of the Effective Date for a gross purchase price of $8.75 million.

Mr. Laibow is a Managing Director at Oaktree, which through its affiliates, is the majority stockholder in Aleris. Prior to the Effective Date, Aleris was the sole holder of the Series B Preferred Stock, which had a value of principal and accrued dividends and interest of approximately $30 million.  As of the Effective Date, Aleris has been issued 31% of the outstanding New Common Stock and paid a $2 million cash payment. In addition, Aleris is a commercial counterparty to certain of the Real Alloy Debtors, the value of which arrangement is estimated at approximately $250,000 per year. Mr. Laibow may be deemed to have an indirect financial interest in the foregoing transactions by virtue of his employment with Oaktree.

The information contained in Item 1.03 regarding the Indemnification Agreements is incorporated by reference into this Item 5.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Company’s reorganization and emergence from its Chapter 11 Proceedings, as provided in the RI Plan, effective as of the Effective Date, the Reorganized Company adopted the Updated Charter,  Updated Designation, and Updated Bylaws. Further, as provided in the RI Plan and as reflected in the Updated Charter, the Company cancelled the Series B Preferred Stock and filed a Certificate of Elimination with Delaware. Such Updated Charter, Updated Designation, Updated Bylaws, and Certificate of Elimination are attached hereto as Exhibits 3.1, 3.2, 3.3 and 3.4, respectively.

The Updated Charter, Updated Designation, and Updated Bylaws are similar in all material respects to the Company’s Amended and Restated Certificate of Incorporation, as amended, Certificate of Designation for the Series A Preferred, and Amended and Restated Bylaws, as amended, as in effect immediately prior to the Effective Date, with the following material changes:

Corporate Name

The Reorganized Company’s name is Elah Holdings, Inc.

Capital Stock

The number of authorized shares of capital was decreased from 76,500,000 shares, of which 66,500,000 were designated as shares of common stock, par value $0.001, and 10,000,000 were designated as preferred stock, to 2,500,000 shares of capital stock, of which 2,450,000 are designated as shares of common stock, par value $0.001, and 50,000 are designated as preferred stock. Of those 50,000 shares of “blank check” preferred stock, 5,000 have been designated as Series A Preferred, which authorized amount was previously 665,000. No shares of Series A Preferred stock are outstanding, which exist to facilitate the tax benefit protections of the Rights Agreement.

All shares of the Series B Preferred Stock were cancelled, and as of the Effective Date, no shares are designated as Series B Preferred Stock.

Board Classification

The Board has been classified into three classes, with directors to serve in three-year terms, until their respective successors’ elections and qualifications. Class I shall be up for election at the first annual meeting following the effectiveness of the Updated Charter (i.e., 2019); Class II to be up for election at the second annual meeting following the effectiveness of the Updated Charter (i.e., 2020); and Class III to be up for election at the third annual meeting following the effectiveness of the Updated Charter (i.e., 2021).

The Updated Charter also provides that preferred stock may be designated with Board appointment rights, and that any director appointed by preferred stock will be in addition to the then-current number of directors not appointed by the preferred stock, and such directors may not necessarily be subject to the classifications above.

Indemnification

The Updated Bylaws provide that the Reorganized Company shall (i) indemnify against costs, charges, expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and (ii) advance expenses to any person who was or is or has agreed to become an officer or director of the Reorganized Company in connection with certain indemnifiable proceedings. The Reorganized Company may also indemnify any person who is or was or has agreed to become an employee or agent of the Reorganized Company for expenses incurred in indemnifiable proceedings.

Choice of Forum

The Updated Charter provides that the Delaware Court of Chancery (or other court in Delaware, if the Chancery Court does not have jurisdiction) shall be the sole and exclusive forum for former or current stockholders (including beneficial holders) of the Company to bring claims, including claims in the right of the Company, based on a violation of a duty of a current or former director, officer, employee or stockholder in such capacity or matters as to which the Delaware General Corporation Law confers jurisdiction to the Chancery Court. Should a stockholder bring a claim outside of the prescribed Delaware forum, such holder is deemed to have consented to personal jurisdiction in the prescribed Delaware forum, and to service of process to such stockholder’s counsel in such matter.

Restrictions on Transfer of Shares

The Company’s previously disclosed provisions which impose certain restrictions on the transfer of the Company’s securities in order to preserve certain tax benefits of the Company (the “Tax Benefit Preservation Provision”) are now located in the Updated Charter, and now provide that for a period of five years from the Effective Date, there are transfer limitations on any attempted transfers of securities of the Reorganized Company by any person or entity holding 4.9% or more of the then outstanding common stock of the Reorganized Company, and the Reorganized Board is authorized to prohibit such transfer or require the transferee to acquire additional shares to not be in violation of the Tax Benefit Preservation Provision.

Special Meetings of Stockholders

The Updated Bylaws provide that special meetings of stockholders may be called by holders of 30% (formerly 35%), in the aggregate, of the then-outstanding voting stock.

The above summary of changes adopted in the Updated Charter, Updated Designation, or Updated Bylaws does not purport to be complete and is qualified in its entirety by reference to the texts of such Updated Charter, Updated Designation, or Updated Bylaws, which are attached hereto as Exhibits 3.1, 3.2 and 3.3, respectively, and which are incorporated herein by reference.

.03

Cautionary Note Regarding the Company’s Common Stock

The Company cautions that trading in its securities during the pendency of the Chapter 11 Proceedings and the effectuation of the recapitalization is highly speculative and poses substantial risks.

Additional Information on the Chapter 11 Proceedings

Court filings and other information related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/realindustry.  Additional information on Real Industry can be found at its website www.realindustryinc.com.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which are based on our current expectations, estimates, and projections about the businesses and prospects of the Company, Reorganized Company, Real Alloy and their subsidiaries (“we” or “us”), as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company and Reorganized Company undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements discuss, among other matters: our financial and operational results, as well as our expectations for future financial trends and performance of our business in future periods; our strategy; risks and uncertainties associated with the Chapter 11 Proceedings; the negative impacts on our businesses as a result of filing for and operating under Chapter 11 protection; the adequacy of the capital resources of our businesses and the difficulty in forecasting the liquidity requirements of the operations of our businesses; the unpredictability of our financial results while in the Chapter 11 Proceedings; our ability to discharge claims in the Chapter 11 Proceedings; the trading of Old Common Stock or New Common Stock; Real Alloy’s negotiations with the purchaser of the Real Alloy business or definitive purchase and ancillary agreements and ability to comply with the terms of such agreements; Real Alloy’s ability to close its sale and the timing thereof; negotiations with the holders of Real Alloy’s senior secured notes, its asset-based facility lender, and its trade and other unsecured creditors; risks and uncertainties with performing under the terms of Real Alloy’s DIP financing arrangements and any other arrangement with lenders or creditors while in the Chapter 11 Proceedings; the impact of Real Alloy’s Chief Restructuring Officer on its restructuring efforts and negotiations with creditors and other stakeholders in the Chapter 11 Proceedings; our ability to retain employees, suppliers and customers as a result of the Chapter 11 Proceedings;  Real Alloy’s ability to pay any amounts under its key employee incentive or retention plans adopted in connection with the Chapter 11 Proceedings; Real Alloy’s ability to conduct business as usual in the United States and worldwide; Real Alloy’s ability to continue to serve customers, suppliers and other business partners at the high level of service and performance they have come to expect from Real Alloy; the ability to control costs during the Chapter 11 Proceedings; the risk that the Chapter 11 Proceedings may be converted to cases under Chapter 7 of the Bankruptcy Code; the ability of the Company and the Reorganized Company to preserve and utilize the NOLs following the Chapter 11 Proceedings; the Company’s ability to secure operating capital; the Company’s ability to execute on its strategic plan to evaluate and close potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such differences include, but are not limited to, the decisions of the bankruptcy court; negotiations with Real Alloy’s debtholders, our creditors and any committee approved by the bankruptcy court; negotiations with lenders on the definitive DIP financing, equity investment and post-emergence credit facility documents; Real Alloy’s ability to meet the closing conditions of its sale, including obtaining third party approvals; the Debtors’ ability to meet the requirements, and compliance with the terms, including restrictive covenants, of their respective DIP financing arrangements and any other financial arrangement while in the Chapter 11 Proceedings;  changes in our operational or cash needs from the assumptions underlying our DIP budgets and forecasts; changes in our cash needs as compared to our historical operations or our planned reductions in operating expense; adverse litigation; changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity and scrap price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; the impact of tariffs and trade regulations on our operations; the impact of the recently approved U.S. tax legislation and any other changes in U.S. or non-U.S. tax laws on our operations or the value of our NOLs; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Forms 10-K filed with the Securities and Exchange Commission (“SEC”) on April 5, 2018, and similar disclosures in subsequent reports filed with the SEC.

Item 9.01	Financial Statements and Exhibits

(d) EXHIBITS.  The following exhibits are filed herewith:

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1

Securities Purchase Agreement, dated as of May 9, 2018, among Elah Holdings, Inc., 210/RELY Partners, LP, Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, and Goldman Sachs Middle Market Lending Corp.

2.2	Real Industry, Inc. Revised Confirmed Plan of Reorganization, revised confirmed, filed May 8, 2018.
3.1	Third Amended and Restated Certificate of Incorporation of Elah Holdings, Inc.
3.2	Certificate of Designation for the Series A Junior Participating Preferred Stock of Elah Holdings, Inc.
3.3	Fourth Amended and Restated Bylaws of Elah Holdings, Inc.
3.4	Real Industry, Inc. Certificate of Elimination of the Series B Non-Participating Preferred Stock.
4.1	Amendment to Rights Agreement, dated as of May 9, 2018, by and between Elah Holdings, Inc. (formerly known as Real Industry, Inc.) and Computershare as Rights Agent.
4.2

Registration Rights Agreement, dated as of May 9, 2018, by and between Elah Holdings, Inc., Aleris Corporation, 210/RELY Partners, LP, Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, and Goldman Sachs Middle Market Lending Corp.

4.3

Stockholders Agreement, dated as of May 9, 2018, by and among Elah Holdings, Inc., Aleris Corporation, 210/RELY Partners, LP, Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, and Goldman Sachs Middle Market Lending Corp.

4.4	Stockholders Agreement, dated as of May 9, 2018, by and among Elah Holdings, Inc. and affiliates of Oaktree Capital Management.
10.1	Elah Holdings, Inc. Form of Indemnification Agreement.
10.2	Acquisition Facility Commitment Letter, dated as of May 9, 2018, by and between The Private Credit Group of Goldman Sachs Asset Management, L.P. and Elah Holdings, Inc.
99.1	Elah Holdings, Inc. Press Release, dated May 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REAL INDUSTRY, INC.

Date: May 9, 2018	By:	/s/ Kelly G. Howard
	Name:	Kelly G. Howard
	Title:	Executive Vice President and General Counsel